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                         LA JOLLA COVE INVESTORS, INC.
                        7817 HERSCHEL AVENUE, SUITE 200
                           LA JOLLA CALIFORNIA 92037
                           TELEPHONE: (858) 551-8703
                           FACSIMILE: (858) 551 0987
LA JOLLA                     www.ljcinvestors.com                  SAN FRANCISCO
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                                 August 2, 2001


George Jensen
USA Technologies
200 Plant Avenue
Wayne, PA 19087


Dear George:


This Agreement between La Jolla Cove Investors and USA Technologies shall serve as an addendum to the following documents: 9 3/4% Convertible Debenture, Registration Rights Agreement, Securities Purchase Agreement, and the Conversion Warrants Agreement. The following changes and additions are hereby made and agreed upon:

     1. The monthly interest payments to La Jolla Cove Investors shall first be calculated and paid on the Initial Purchase Price ($100,000).
     2. When the Registration Statement has been declared effective, and USA Technologies has received the second payment of $125,000, the monthly interest payments shall then be calculated and paid on the face value ($225,000) of the Convertible Debenture.
     3. If La Jolla Cove Investors elects to convert a portion of the Debenture, and on the day that election is made, the common stock closes at $0.40 or below, USA Technologies shall have the right to prepay that portion of the Debenture La Jolla Cove Investors elected to convert, plus any unpaid interest, at 150% of such amount (unless La Jolla Cove Investors withdraws its conversion notice).






/s/ George Jensen                                 /s/ Travis Huff
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USA Technologies                                  La Jolla Cove Investors